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                                                                   EXHIBIT 11.1


Exhibit 11--Statement Re:  Computation of Per share Earnings

                                                                                                          Nine Months Ended
                                                                      Year Ended September 30                  June 30
                                                                      -----------------------             -----------------
                                                                  1994          1995          1996         1996         1997
                                                               --------       -------       -------      -------      -------
                                                                   (In Thousands, except per share data)      (unaudited)

Primary
  Average Common shares outstanding                            2,097            2,159         2,185        2,185         2,212
  Net effect of dilutive stock options--based
    on the treasury stock method using average
    market price                                                 199              155           152          152           110
  Assumed conversion of preferred shares                         752              752           752          752           752
                                                              ------           ------        ------       ------        ------
  Total                                                        3,048            3,066         3,089        3,089         3,074
                                                              ======           ======        ======       ======        ======

  Net income available to common shareholders                 $  495           $  497        $  346       $  136        $  644
                                                              ======           ======        ======       ======        ======

  Per share amount                                            $ 0.16           $ 0.16        $ 0.11       $  .04        $  .21
                                                              ======           ======        ======       ======        ======

Fully Diluted
  Average Common shares outstanding                            2,097            2,159         2,185        2,185         2,212
  Net effect of dilutive stock options--based
    on the treasury stock method using the
    period-end market price, if higher than average
    market price                                                 199              155           152          152           110
  Assumed conversion of preferred shares                         752              752           752          752           752
                                                              ------           ------        ------       ------        ------

  Total                                                        3,048            3,066         3,089        3,089         3,074
                                                              ======           ======        ======       ======        ======

  Net income available to common shareholders                 $  495           $  497        $  347       $  136        $  644
                                                              ======           ======        ======       ======        ======

  Per share amount                                            $ 0.16           $ 0.16        $ 0.11       $  .04        $  .21
                                                              ======           ======        ======       ======        ======


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